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EXHIBIT 10.72

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT to that certain Employment Agreement by and between CONSUMER PROGRAMS INCORPORATED (the “Corporation”) and J. DAVID PIERSON, a/k/a David Pierson (the “Executive”) dated as of February 28, 2001 (the “Employment Agreement”) is entered into as of this 8th day of March, 2004.

        WHEREAS, the Employment Agreement includes a Supplemental Retirement Benefits arrangement (the “SERP”) that provides for monthly payments to Executive or his beneficiaries for a period of two hundred forty (240) months in the event of death, disability or retirement;

        WHEREAS, the Compensation Committee desires to settle the Corporation’s SERP obligations to Executive when he leaves employment by the Corporation as a result of death or Retirement by providing for a lump sum payment of the net present value of the SERP;

        WHEREAS, to assure stability and continuity of management in the event of a Change of Control, the Compensation Committee desires to provide sufficient consideration to retain Executive’s services for a period of at least twelve months following a Change of Control; and

        WHEREAS, in a meeting on February 2, 2004, the Compensation Committee approved changes to the Employment Agreement to reflect the matters described above, and

        WHEREAS, in a meeting on February 25, 2004, the Board of Directors ratified the changes to the Employment Agreement approved by the Compensation Committee and authorized the Chairman of the Compensation Committee to sign and deliver an amendment to the Employment Agreement to reflect the changes approved by the Compensation Committee and ratified by the Board of Directors; and

        WHEREAS, the Directors further authorized the officers of the Corporation to sign and deliver any other documents and take such other actions as may be necessary and appropriate to carry out the resolutions of the Compensation Committee and the Board of Directors;

        NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the Corporation and Executive hereby agree to amend the Employment Agreement as follows:

        1. The first sentence of subsection 6(a) shall be amended in its entirety to read as follows:

(a) Death Benefits. In the event of Executive’s death, unless (i) Executive’s employment with the Corporation was terminated for Cause

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or (ii) Executive (or his or her Beneficiary) is entitled to receive Supplemental Retirement Benefits pursuant to subsection 6(c), the Corporation shall pay to Executive’s Beneficiary a death benefit equal to forty percent (40%) (but not to exceed $150,000) of the highest Base Salary paid to Executive from and after Fiscal Year 2001 for a period of twenty years, payable in a lump sum within thirty (30) days after Executive’s death, discounted to the net present value on the date of Executive’s death. The net present value shall be computed using the rate of interest of the 30-year U.S. Treasury securities as published by the Commissioner of Internal Revenue for the third full calendar month preceding the first day of the year in which distribution occurs.

2. Subsection 6(c)(ii) shall be amended in its entirety to read as follows:

    (ii) Supplemental Retirement Benefits shall be payable in a lump sum, discounted to the net present value on the date of Executive’s Retirement, within thirty (30) days after Executive’s last day of employment by the Corporation. The net present value shall be computed using the rate of interest of the 30-year U.S. Treasury securities as published by the Commissioner of Internal Revenue for the third full calendar month preceding the first day of the year in which distribution occurs.

3. Subsection 6 (c)(iii) shall be amended in its entirety to read as follows:

    (iii) Notwithstanding anything herein to the contrary, in the event of Executive’s termination of employment with the Corporation prior to attaining age 65 as a result of Permanent Disability, if Executive attains age 65 and his employment with the Corporation was not terminated for Cause, the Corporation shall pay to Executive the Supplemental Retirement Benefits as set forth in this Subsection 6 (c)(i) and (ii) in accordance with Executive’s Vesting Percentage, discounted to the net present value on the date Executive attains age 65, within thirty (30) days after Executive attains age 65; provided, however, that any Supplemental Retirement Benefits paid pursuant to this sentence shall be reduced by any amounts paid to Executive under the Corporation’s long-term disability insurance policy (but shall not be reduced for any payments received by Executive from Social Security or from any disability insurance coverage individually owned by Executive) for the period of his disability.

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        4. Subsection 7(d)(ii) shall be amended in its entirety to read as follows:

(ii) If following a Change of Control:

(A) the Corporation terminates Executive’s employment (other than for Cause pursuant to subsection 7(b) hereof) or

(B) Executive’s employment terminates by reason of the Corporation’s termination of this Agreement pursuant to subsection 7(c) hereof or

    (C) Executive has been continuously employed by the Corporation until the first anniversary of the effective date of such Change of Control, and Executive voluntarily terminates his employment by the Corporation within thirty (30) days following such first anniversary, the Corporation shall, at the time of such termination of employment, make a lump sum cash payment to Executive of the Severance Base Payment, and an amount in cash equal to the highest Annual Bonus paid or payable to the Executive in respect of any of the three Fiscal Years immediately prior to the Change of Control. In addition to the payment pursuant to this subsection 7(d)(ii) and any payments to which Executive may be entitled pursuant to subsections 6(a), 6(b) and 6(c), Executive shall be entitled to all remedies available under this Agreement or at law in respect of any damages suffered by Executive as a result of an involuntary termination of employment without Cause.

        5. Except as otherwise defined herein, all capitalized terms used in this First Amendment shall have the respective meanings ascribed to them in the Employment Agreement.

        6. In the event of any conflict between this First Amendment and other provision of this Agreement, the provisions of this Amendment shall prevail.

        7. As amended by this First Amendment, the terms of the Employment Agreement are hereby ratified and affirmed by the parties.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement as of the date first written above.

CONSUMER PROGRAMS INCORPORATED By: /s/ Lee M. Liberman —————————————— Lee M. Liberman, Chairman Compensation Committee, CPI Corp. By: /s/ J. David Pierson —————————————— J. David Pierson

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